UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 18, 2012

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-51948	20-1432284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

200 East Randolph Drive, Chicago, IL	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 782-5800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	–	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Directors

On September 18, 2012, in accordance with the terms of the bylaws of Jones Lang LaSalle Income Property Trust, Inc. (the “Company”), the Company’s board of directors (the “Board”) approved an increase in the number of directors from five to seven and appointed William E. Sullivan and Jacques N. Gordon to fill the new vacancies, effective immediately, until the next annual meeting of stockholders and until their successors are elected and duly qualified. The Board also determined that Mr. Sullivan meets the requirements for an independent director as provided in the Company’s charter and the rules of the New York Stock Exchange. In addition, the Board appointed Mr. Sullivan to serve as the Chairman of the audit committee, designating him as an audit committee financial expert. Jonathan B. Bulkeley, the former Chairman of the audit committee, is no longer a member of the audit committee and will continue to serve as a director.

Mr. Sullivan, age 56, served as Chief Financial Officer of Prologis, Inc. (“Prologis”), a publicly traded real estate investment trust, from April 2007 to May 2012. Prior to joining Prologis, Mr. Sullivan was the founder and President of Greenwood Advisors, Inc., a private financial consulting and advisory firm, from 2005 to 2007. He served as Chief Executive Officer of SiteStuff, Inc. (“SiteStuff”), a private company and on-line procurement company, from 2001 to 2005 and Chairman of SiteStuff from 2001 until the company was sold in June 2007. Mr. Sullivan served as Chief Financial Officer of Jones Lang LaSalle Incorporated (“Jones Lang LaSalle”) from 1997 to 2001 and in various other capacities with Jones Lang LaSalle since 1984. Prior to joining Jones Lang LaSalle, he was a member of the Communications Lending Group of the First National Bank of Chicago and also served as a member of the tax division of Ernst & Ernst LLP, a predecessor to Ernst & Young LLP. Mr. Sullivan holds a M.B.A. in Management and Finance from Northwestern’s Kellogg School of Management and a B.S.B.A. in Accounting and Marketing from Georgetown University. Pursuant to a policy previously adopted by the Board, as an independent director and a member of the audit committee, Mr. Sullivan will receive $2,000 for each quarterly Board meeting attended in person, $1,000 for each quarterly Board meeting attended by telephone, $1,000 for each special Board meeting attended in person or by telephone and $750 for each quarterly or special audit committee meeting attended in person or by telephone. As Chairman of the audit committee, he will receive an additional $1,000 annual retainer. He will also be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings.

Mr. Gordon, age 56, has served on Global Management Committee and directed the Investment Strategy and Research group of LaSalle Investment Management (“LaSalle”) since January 1998, which analyzes capital markets, regional economies and property markets in approximately 30 countries. He has also lectured at Northwestern’s Kellogg School of Management since April 2011. Mr. Gordon initially joined LaSalle in 1994 as the Director of Research. Prior to joining LaSalle, he served as Director of Research at Baring Advisors, a subsidiary of London-based ING-Barings PLC, and at Real Estate Research Corporation in Chicago. Mr. Gordon is a member of the National Council of Real Estate Investment Fiduciaries, the National Association of Real Estate Investment Trusts and the Association of Foreign Investors in Real Estate (“AFIRE”). He served four years on the board of directors of AFIRE and as Director of Programs for AFIRE in 2010. He has chaired and continues to serve on the Pension Real Estate Association’s Research Committee and also serves on the Board of Governors of the Metropolitan Planning Council, a non-profit Chicago organization, and the Advisory Board of the Massachusetts Institute of Technology Center for Real Estate. Mr. Gordon holds a Ph.D. from the Massachusetts Institute of Technology, a M.Sc. from the London School of Economics and a B.A. from the University of Pennsylvania. As a non-independent director, Mr. Gordon will not receive any compensation from the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

By:	/s/ C. ALLAN SWARINGEN
Name: C. Allan Swaringen
Title: Chief Executive Officer and President

Date: September 24, 2012